As filed with the Securities and Exchange Commission on April 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATS CORPORATION

(Exact name of registrant as specified in its charter)

Ontario, Canada

(Province or other jurisdiction of incorporation or organization)

3569

(Primary Standard Industrial Classification Code Number, if applicable)

98-0149239

(I.R.S. Employer Identification No., if applicable)

730 Fountain Street North

Building 3

Cambridge, Ontario N3H 4R7

Tel: 519-653-6500

(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

1-800-927-9800

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Gordon Raman ATS Corporation 730 Fountain Street North Building #3 Cambridge, Ontario, Canada N3H 4R7 Tel: 519-653-4483	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Tel: 212-373-3000	Cameron A. MacDonald Borden Ladner Gervais LLP 22 Adelaide Street West, Suite 3400 Bay Adelaide Centre, East Tower Toronto, ON, Canada M5H 4E3 Tel: 416-367-6060

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	at some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2. ☐

pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement relates to Registration Statement 333-278270.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	April 27, 2026

ATS CORPORATION

Common Shares

Debt Securities

Subscription Receipts

Warrants

Units

ATS Corporation (the “Corporation”, “ATS”, “us”, “we” or “our”) may offer and issue, from time to time, (i) common shares in the capital of the Corporation (“Common Shares”), (ii) bonds, debentures, notes or other evidences of indebtedness of any kind, nature or description (collectively, “Debt Securities”), (iii) subscription receipts (“Subscription Receipts”), (iv) warrants to purchase securities (“Warrants”), or (v) units comprising any combination of the foregoing securities (“Units”). The Common Shares, Debt Securities, Subscription Receipts, Warrants and Units (collectively, the “Securities”) offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements (each, a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets, or securities by us or one of our subsidiaries. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash, and assumption of liabilities. The Corporation may sell the Securities at any time and from time to time during the 37-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains valid, including by way of transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102. One or more selling securityholders may also offer and sell the Securities under this Prospectus. The term “offering” refers in this Prospectus to Securities we may offer or issue, or those Securities that one or more securityholders may sell. See “Selling Securityholders”.

This offering is made by an issuer incorporated under the laws of the Province of Ontario, Canada, that is permitted, under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (“MJDS”), to prepare this Prospectus and any Prospectus Supplement in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (the “IASB”), and may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition, holding or disposition of the Securities described herein may have tax consequences in both Canada and the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular offering of the Securities and consult your own tax advisor with respect to your own particular circumstances.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of Ontario, Canada, that most of our officers and directors are resident outside of the United States, that many of the experts named in this Prospectus may be residents of Canada, and that most or a substantial portion of our assets and the assets of said persons are located outside of the United States. See “Enforcement of Canadian Judgments Against Foreign Persons”.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SEC OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR ANY CANADIAN SECURITIES REGULATOR APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For certainty, this Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates, such as a United States federal funds rate.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (a) in the case of Common Shares, the number of Common Shares offered, the currency (which may be United States dollars, Canadian dollars or any other currency), the offering price, whether the Common Shares are being offered for cash, the person offering the Common Shares (the Corporation and/or the selling securityholders) and any other terms specific to the Common Shares being offered, (b) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, any sinking fund payments, the person offering the Debt Securities (the Corporation and/or the selling securityholders) and any other terms specific to the Debt Securities being offered, (c) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, Debt Securities, Units or Warrants, as the case may be, the currency in which the Subscription Receipts are issued, the person offering the Subscription Receipts (the Corporation and/or the selling securityholders) and any other terms specific to the Subscription Receipts being offered, (d) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued, the person offering the Warrants (the Corporation and/or the selling securityholders) and any other terms specific to the Warrants being offered, and (e) in the case of Units, the designation, number and terms of the Common Shares, Warrants, Subscription Receipts or Debt Securities comprising the Units, the currency in which the Units are issued and the person offering the Units (the Corporation and/or the selling securityholders).

Where required by statute, regulation, or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

The sale of Common Shares may be effected from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the Toronto Stock Exchange (“TSX”), the New York Stock Exchange (the “NYSE”) or other existing trading markets for the Common Shares, and as set forth in a Prospectus Supplement for such purpose. Any “at-the-market distributions” qualified under this Prospectus will be completed in reliance on the statutory exemptions in Part 9 of NI 44-102.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. Each Prospectus Supplement will be deemed to be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in such jurisdictions. We may offer and sell Securities to, or through, underwriters or dealers purchasing as principals, directly to one or more other purchasers, or through agents pursuant to applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Corporation and, to the extent applicable, any fees, discounts, concessions, or any other compensation payable to underwriters, dealers or agents and any other material terms.

In connection with any offering of Securities, other than an “at-the-market distribution”, subject to applicable laws, unless otherwise specified in a Prospectus Supplement, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer of an “at-the-market distribution”, and no person or company acting jointly or in concert with such underwriter or dealer, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Common Shares distributed under this Prospectus and the relevant Prospectus Supplement, including selling an aggregate number or principal amount of Common Shares that would result in the underwriter or dealer creating an over-allocation position in the Common Shares. One or more securityholders of the Corporation may also offer and sell Securities under this Prospectus.

As of April 24, 2026, the Corporation has determined that it qualifies as a “well-known seasoned issuer”, as such term is defined in NI 44-102, by virtue of its “qualifying public equity” (as defined under NI 44-102) being $3,429,220,738 at such date. See “Well-Known Seasoned Issuer”.

Our outstanding Common Shares are listed and posted for trading on both the TSX and the NYSE under the symbol “ATS”. On April 24, 2026, the last trading day of the Common Shares prior to the date of this Prospectus, the closing price of the Common Shares on the TSX and the NYSE, respectively, was $45.17 and US$33.04. Unless otherwise specified in the applicable Prospectus Supplement, any Securities offered hereby other than the Common Shares will not be listed on any securities exchange. There is no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation. Prospective investors should review the risk factors in the Prospectus Supplement to be issued in relation to any particular offering of Debt Securities, Subscription Receipts, Warrants or Units. See “Risk Factors”.

Investing in the Securities involves significant risks. Prospective investors should carefully consider the risk factors described under the heading “Risk Factors” in this Prospectus, in the applicable Prospectus Supplement with respect to a particular offering of the Securities and in the documents incorporated by reference herein and therein.

No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the content of this Prospectus.

The Corporation is organized under the Business Corporations Act (Ontario). The registered and head office of the Corporation is located at 730 Fountain Street North, Cambridge, Ontario, N3H 4R7.

Kirsten Lange, Michael E. Martino, Daniel Pryor, Philip B. Whitehead and Doug Wright are directors of the Corporation and reside outside of Canada. Although Ms. Lange, Mr. Martino, Mr. Pryor, Mr. Whitehead and Mr. Wright have appointed ATS Corporation, 730 Fountain Street North, Cambridge, Ontario, N3H 4R7 as their agent for service in Canada, investors are advised that it may not be possible for investors to enforce judgments obtained in Canadian courts predicated upon civil liability provisions of applicable securities law in Canada. See “Enforcement of Canadian Judgments Against Foreign Persons”.

PRESENTATION OF INFORMATION

In this Prospectus and any Prospectus Supplement, unless the context otherwise requires, the terms “we”, “our”, “us”, “ATS” and the “Corporation” refer to ATS Corporation and its subsidiaries, unless the context indicates otherwise.

References to dollars or “$” are to Canadian currency, unless otherwise indicated.

You should rely only on the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in the Securities. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any jurisdiction where such offer is not permitted. You should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference herein or therein is accurate only as of the date of that document unless specified otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains or incorporates by reference “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian and United States securities laws (collectively, “forward-looking statements”). In addition, our representatives may make forward-looking statements orally to analysts, investors, the media and others. All such statements are made pursuant to the “safe harbour” provisions of Canadian provincial and territorial securities laws and the United States Private Securities Litigation Reform Act of 1995.

The forward-looking statements in this Prospectus and the documents incorporated by reference in this Prospectus include all statements that are not historical facts regarding possible events, conditions or results of operations that ATS believes, expects or anticipates will or may occur in the future, including, but not limited to, statements regarding the value creation strategy; the Corporation’s strategy to expand organically and through acquisition, and the expected benefits to be derived; the ATS Business Model (“ABM”); disciplined acquisitions; various market opportunities for ATS; expanding in emerging markets; conversion of opportunities into Order Bookings; the announcement of new Order Bookings and the anticipated timeline for delivery; potential impacts on the time to convert opportunities into Order Bookings; the Corporation’s Order Backlog partially mitigating the impact of variable Order Bookings; rate of Order Backlog conversion to revenue; the expected benefits where the Corporation engages with customers on enterprise-type solutions and the potential impact of the Corporation’s approach to market and timing of customer decisions on Order Bookings, performance period, and timing of revenue recognition; expected benefits with respect to the Corporation’s efforts to grow its product portfolio and its after-sale service revenues; the ability of after-sales revenues and reoccurring revenues to provide some balance to customers’ capital expenditure cycles; initiatives in furtherance of the Corporation’s goal of improving its adjusted earnings from operations margin over the long term; the uncertainty of supply chain dynamics; the anticipated range of revenues for the following quarter; the expectation to continue to operate within the targeted leverage ratio for the balance of the fiscal year; expectation of realization of cost and revenue synergies from integration of acquired businesses; non-cash working capital levels as a percentage of revenues in the short-term and the long-term; the expectation to continue investing in non-cash working capital to support growth; planned reorganization activities to improve the cost structure of the organization, reallocate resources to strategic focus areas and improve operational efficiencies and the expected timing and cost of such reorganization activities; expectations in relation to meeting liquidity and funding requirements for investments; potential to use debt or equity financing to support strategic opportunities and the Corporation’s growth strategy; underlying trends driving customer demand; potential impacts of variability in bookings caused by the timing and geographies of customer capital expenditure decisions on larger opportunities; the ability to achieve revenue growth organically and by identifying strategic acquisition opportunities; expected capital expenditures for fiscal

2026; the remediation plan for material weaknesses in the Corporation’s internal control over financial reporting; the leadership transition; the uncertainty and potential impact on the Corporation’s business and operations due to the current macroeconomic environment including the impacts of inflation, uncertainty caused by the supply chain dynamics, interest rate changes, international trade disputes sparked by tariffs and retaliatory tariffs or other non-tariff measures, regional conflicts, geo-political issues, including disruptions in the oil and gas industry and associated price increases, energy shortages, global price increases, and events involving or limiting liquidity; and the Corporation’s belief with respect to the outcome or impact of any lawsuits, claims, counterclaims and contingencies.

The forward-looking statements in this Prospectus and the documents incorporated by reference in this Prospectus also relate to, among other things, ATS’ objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates, and can generally be identified by the use of words such as “may”, “will”, “could”, “should”, “would”, “likely”, “suspect”, “outlook”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “plan”, “forecast”, “objective”, “seek”, “aim”, “continue”, “goal”, “restore”, “embark” and “endeavor” (or the negative thereof) and words and expressions of similar import, and include statements concerning possible or assumed future results. Although ATS believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements and they should not be interpreted as confirming market or analysts’ expectations in any way.

Forward-looking statements are necessarily based on a number of opinions, estimates and assumptions that, while considered reasonable by the Corporation as of the date of such statements, are inherently subject to significant known and unknown risks, uncertainties, contingencies and factors that may cause the actual results, performance, or achievements of the Corporation, or developments in the Corporation’s business or in its industry, to differ materially from the anticipated results, performance, achievements, or developments expressed or implied by such forward-looking statements. The Corporation’s estimates and assumptions, which may prove to be incorrect, include the various assumptions incorporated by reference in this Prospectus, as well as the following: management’s current plans, estimates, projections, beliefs and opinions, the future performance and results of the Corporation’s business and operations; the assumption of successful implementation of margin improvement initiatives; and general economic conditions and global events. Important risks, uncertainties, contingencies and factors that could cause actual results to differ materially from expectations include but are not limited to: the volatility of the market and price of Common Shares; dilution of Common Shares from future offerings; the discretion of the Corporation to pay dividends; the Corporation’s foreign private issuer status; the difference in Canadian and United States corporate and securities laws; the impact of regional or global conflicts; general market performance including capital market conditions and availability and cost of credit; risks related to the international trade disputes sparked by tariffs and retaliatory tariffs or other non-tariff measures, and any further escalation of such trade disputes; risks related to a recession, slow down, and/or sustained downturn in the economy; performance of the markets that ATS serves; industry challenges in securing the supply of labour, materials, and in certain jurisdictions, energy sources such as natural gas; impact of inflation; interest rate changes; foreign currency and exchange risk; the relative weakness of the Canadian dollar; risks related to customer concentration; risks related to any customer disagreements; impact of factors such as increased pricing pressure, increased cost of energy and supplies, and delays in relation thereto, and possible margin compression; the regulatory and tax environment; the emergence of new infectious diseases or any epidemic or pandemic outbreak or resurgence, and collateral consequences thereof, including the disruption of economic activity, volatility in capital and credit markets, and legislative and regulatory responses; the impacts of inflation, uncertainty caused by the supply chain dynamics, interest rate changes, international trade disputes sparked by tariffs and retaliatory tariffs or other non-tariff measures and regional conflicts; the effect of events involving or limiting liquidity; energy shortages and global price increases; prolonged disruptions in the oil and gas industry; inability to successfully expand organically or through acquisition, due to an inability to grow expertise, personnel, and/or facilities at required rates or to identify, negotiate and conclude one or more acquisitions, or to raise, through debt or equity, or otherwise have available, required capital; that the ABM is not effective in accomplishing its goals; that ATS is unable to expand in emerging markets, or is delayed in relation thereto, due to any number of reasons, including inability to effectively execute organic or inorganic expansion plans, focus on other business priorities, or local government regulations or delays; that the timing of completion of new Order Bookings is other than as expected due to various reasons, including schedule changes or the customer exercising any right to withdraw the Order Booking or to terminate the program in whole or in part prior to its completion, thereby preventing ATS from realizing on the full benefit of the program; that some or all of the sales funnel is not converted to Order Bookings due to competitive factors or failure to meet customer needs; that the market opportunities ATS anticipates do not materialize or that ATS is unable to exploit such opportunities; failure to convert Order Backlog to revenue and/or variations in the amount of Order Backlog completed in any given quarter; timing of customer decisions related to large enterprise programs and potential for negative impact associated with any cancellations or non-performance in relation thereto; that the Corporation is not successful in growing its product portfolio and/or service offering or that expected benefits are not realized; that efforts to improve adjusted earnings from operations margin over the long-term are unsuccessful, due to any number of reasons, including less than anticipated increase in after-sales service revenues or reduced margins attached to those revenues, inability to achieve lower costs through supply chain management, failure to develop, adopt internally, or have customers adopt, standardized platforms and technologies, inability to maintain current cost structure if revenues were to grow, and failure of ABM to impact margins; that after-sales or recurring revenues do not provide the expected balance to customers’ expenditure cycles; that recurring revenues are not in the expected range; that acquisitions made are not integrated as quickly or effectively as planned or expected and, as a result, anticipated benefits and synergies are not realized; non-cash working capital as a percentage of revenues operating at a level other than as expected due to reasons, including, the timing and nature of Order Bookings, the timing of payment milestones and payment terms in customer contracts, and delays in customer programs; that planned reorganization activities do not succeed in improving the cost structure of the Corporation, reallocating resources to strategic focus areas or improving the operational efficiencies of the Corporation, or is not completed at the cost or within the timelines expected, or at all; underlying trends driving customer demand will not materialize or have the impact expected; that capital expenditure targets are increased in the future or the Corporation experiences cost increases in relation thereto; risk that the ultimate outcome of lawsuits, claims, and contingencies give rise to material liabilities for which no provisions have been recorded; the consequence of activist initiatives on the business performance, results, or share price of the Corporation; the impact of analyst reports on price and trading volumes of the Corporations shares; the impact of the leadership transition; and other risks detailed from time to time in ATS’ filings with Canadian securities regulators and with the SEC.

Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions, and other than as required by applicable securities laws, ATS does not undertake any obligation to update forward-looking statements should assumptions related to these plans, estimates, projections, beliefs or opinions change.

The Corporation has attempted to identify important factors that could cause actual results, performance or achievements to vary from those current expectations or estimates expressed or implied by the forward-looking statements. However, there may be other factors that cause results, performance or achievements not to be as expected or estimated and that could cause actual results, performance or achievements to differ materially from current expectations. Additional information about material risk factors that could cause actual results to differ materially from expectations and about material factors or assumptions applied in making forward-looking statements may be found in ATS’ filings with the Canadian provincial and territorial securities regulators and with the SEC, including risk factors described under the heading “Risk Factors” in this Prospectus, in the AIF (as defined below) under “Risk Factors”, and the other documents incorporated by reference herein, which are available through the internet on the System for Electronic Data Analysis and Retrieval+ (“SEDAR+”) and can be accessed at www.sedarplus.ca and on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”), which can be accessed at www.sec.gov. Prospective purchasers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

These forward-looking statements represent the Corporation’s views as of the date of this Prospectus or the date of the documents incorporated by reference in which such forward-looking statements are contained and such information should not be relied upon as representing the Corporation’s views as of any date subsequent to such applicable date.

READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS AS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE PLANS, EXPECTATIONS, ESTIMATES OR INTENTIONS AND STATEMENTS EXPRESSED IN THE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY THE ABOVE CAUTIONARY STATEMENTS AND, EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THE CORPORATION UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this Prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunities and market share, is based on information from independent industry organizations, other third-party sources (including industry publications, surveys, and forecasts) and management studies and estimates.

Unless otherwise indicated, our estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and include assumptions made by us which we believe to be reasonable based on our knowledge of our industry and markets. Although ATS believes these sources to be generally reliable, market and industry data is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Our internal research and assumptions have not been verified by any independent source, and we have not independently verified any third-party information. While we believe the industry information included in this Prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

TRADEMARKS AND TRADE NAMES

This Prospectus includes trademarks and trade names which are protected under applicable intellectual property laws and are the property of the Corporation. All other trademarks used in this Prospectus are the property of their respective owners.

ENFORCEMENT OF CANADIAN JUDGMENTS AGAINST FOREIGN PERSONS

Five of our directors reside outside of Canada and have each appointed the following agent for service of process:

Name of Person	Name and Address of Agent

Kirsten Lange	ATS Corporation, 730 Fountain Street North, Cambridge, Ontario, N3H 4R7

Michael E. Martino	ATS Corporation, 730 Fountain Street North, Cambridge, Ontario, N3H 4R7

Daniel Pryor	ATS Corporation, 730 Fountain Street North, Cambridge, Ontario, N3H 4R7

Philip B. Whitehead	ATS Corporation, 730 Fountain Street North, Cambridge, Ontario, N3H 4R7

Doug Wright	ATS Corporation, 730 Fountain Street North, Cambridge, Ontario, N3H 4R7

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued, or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is governed by the laws of the Province of Ontario, Canada and its principal place of business is outside the United States. Most of the directors and officers of the Corporation and the experts named under “Experts” herein are resident outside of the United States and a substantial portion of the Corporation’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws.

The Corporation filed or will file with the SEC, concurrently with the U.S. Registration Statement (as defined below) of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of Securities under the U.S. Registration Statement.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The following table sets out the high and low rates of exchange for one United States dollar expressed in Canadian dollars during each of the following periods, the average rate of exchange for those periods and the rate of exchange in effect at the end of each of those periods, each based on the daily average rate of exchange published by the Bank of Canada for conversion of United States dollars into Canadian dollars. Unless otherwise specified, all references herein to “$” are to Canadian dollars and all references to “US$” are to U.S. dollars.

	Nine Months Ended		Year Ended

	December 29, 2024	December 28, 2025	March 31, 2024	March 31, 2025

Highest rate during the period	$1.442	$1.435	$1.388	$1.460

Lowest rate during the period	$1.346	$1.356	$1.313	$1.346

Average rate for the period	$1.376	$1.386	$1.349	$1.391

Rate at the end of the period	$1.438	$1.387	$1.357	$1.438

On April 24, 2026, the last banking day prior to the date of this Prospectus, average daily exchange rate posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 equals $1.368. No representation is made that United States dollars could be converted into Canadian dollars at that rate or any other rate.

FINANCIAL INFORMATION

Financial statements included or incorporated by reference herein have been prepared in accordance with IFRS, as issued by the IASB and may not be comparable to financial statements of United States companies.

WHERE TO FIND ADDITIONAL INFORMATION

This Prospectus is part of a registration statement on Form F-10 (the “U.S. Registration Statement”) that the Corporation has filed or will file with the SEC under the U.S. Securities Act, relating to the Securities. This Prospectus, including the documents incorporated by reference herein, which forms a part of the U.S. Registration Statement, provides you with a general description of the Securities that the Corporation may offer and does not contain all of the information contained in the U.S. Registration Statement, certain items of which are contained in the exhibits to the U.S. Registration Statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the U.S. Registration Statement”. For further information with respect to the Corporation and the Securities, reference is made to the U.S. Registration Statement and the exhibits thereto. Statements contained in this Prospectus, including the documents incorporated by reference herein, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the U.S. Registration Statement. Each such statement is qualified in its entirety by such reference. The U.S. Registration Statement can be found on EDGAR at the SEC’s website at www.sec.gov.

The Corporation is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under MJDS, such reports and other information may be prepared in accordance with Canadian disclosure requirements, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act.

Reports and other information filed by the Corporation with, or furnished to, the SEC may be accessed on the SEC’s EDGAR website at www.sec.gov. You may read and download any public document that the Corporation has filed with securities commissions or similar regulatory authorities in Canada, on SEDAR+ at www.sedarplus.ca.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces and territories of Canada (collectively, the “Commissions”) and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at 730 Fountain Street North, Cambridge, Ontario, N3H 4R7, tel.: (519) 653-4483. These documents are also available through the internet on SEDAR+, which can be accessed online at www.sedarplus.ca, and on EDGAR, which can be accessed online at www.sec.gov.

The following documents of the Corporation, filed by the Corporation with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	our annual information form of the Corporation dated May 29, 2025 (the “AIF”) for the year ended March 31, 2025;

(b)

our audited consolidated financial statements of the Corporation for the years ended March 31, 2025 and 2024, together with the notes thereto and the auditor’s reports thereon dated May 29, 2025 (the “Annual Financial Statements”);

(c)	our management’s discussion and analysis for the Annual Financial Statements (the “Annual MD&A”);

(d)

our unaudited interim condensed consolidated financial statements of the Corporation for the three- and nine-month periods ended December 28, 2025, together with the notes thereto (the “Interim Financial Statements”);

(e)	our management’s discussion and analysis for the Interim Financial Statements (the “Interim MD&A”);

(f)	our management information circular dated June 18, 2025, as amended on July 8, 2025, for the annual meeting of shareholders of the Corporation held on August 7, 2025; and

(g)

the material change reports and related news releases announcing the stepping down of Andrew Hider from his role as Chief Executive Officer of the Corporation and from the board of directors of the Corporation, the appointment of Doug Wright as Chief Executive Officer of the Corporation, and the resignation of Ryan McLeod as Chief Financial Officer of the Corporation and the appointment of Anne Cybulski as Interim Chief Financial Officer of the Corporation, dated July 8, 2025, December 17, 2025 and January 23, 2026, respectively.

Any documents of the type described in Section 11.1 of Form 44-101F1 – Short Form Prospectus (“Form 44-101F1”) and any template version of marketing materials (each as defined in National Instrument 41-101 – General Prospectus Requirements) we file with the Canadian securities regulatory authorities after the date of this Prospectus and prior to the termination of the distribution of Securities under any Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus. To the extent that any document or information incorporated by reference in this Prospectus is included in a report filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the U.S. Exchange Act, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, if and to the extent expressly indicated therein, the Corporation may incorporate by reference in this Prospectus documents that the Corporation files with or furnishes to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the U.S. Exchange Act. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and the readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering covered by that Prospectus Supplement.

When we file a new AIF and annual audited consolidated financial statements and related management’s discussion and analysis with, and where required, they are accepted by, the applicable securities regulatory authorities during the time that this Prospectus is valid, the following documents will be deemed no longer incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus: any previous AIF, any previous annual audited consolidated financial statements and related management’s discussion and analysis and all unaudited interim condensed consolidated financial statements and related management’s discussion and analysis, all material change reports filed prior to the commencement of ATS’ financial year in respect of which the new AIF is filed, and any information circular filed prior to the commencement of ATS’ financial year in respect of which ATS’ new AIF is filed. Upon new unaudited interim condensed consolidated financial statements and related management’s discussion and analysis for subsequent interim periods being filed with the applicable securities regulatory authorities during the currency of this Prospectus, all unaudited interim condensed consolidated financial statements and related management’s discussion and analysis filed prior to such subsequent unaudited interim condensed consolidated financial statements will be deemed no longer to be incorporated by reference in this Prospectus for purposes of further offers and sales of Securities under this Prospectus. Upon a new information circular of the Corporation prepared in connection with an annual general meeting of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous information circular of the Corporation prepared in connection with an annual general meeting of the Corporation shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

You should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement, and in the case of the documents incorporated by reference herein, other than of the respective dates of such documents.

Reference to the Corporation’s website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Corporation disclaims any such incorporation by reference.

DOCUMENT FILED AS PART OF THE U.S. REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the U.S. Registration Statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10:

(a)	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

(b)	the consent of Ernst & Young LLP, the Corporation’s independent auditor;

(c)	the powers of attorney from certain of the Corporation’s directors and officers; and

(d)	the form of debt indenture.

A copy of the form of any applicable warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

ATS CORPORATION

ATS is an industry leader in planning, designing, building, commissioning and servicing automated manufacturing and assembly systems – including automation products and test solutions – for a broadly-diversified base of customers. ATS’ reputation, knowledge, global presence and standard automation technology platforms differentiate the Corporation and provide competitive advantages in the worldwide manufacturing automation market for life sciences, consumer products, food and beverage, energy, and transportation. Founded in 1978, ATS employs over 7,000 people at more than 65 manufacturing facilities and over 85 offices in North America, Europe, Southeast Asia and Oceania.

To drive the creation of long-term sustainable shareholder value, ATS employs a three-part value creation strategy: Build, Grow and Expand. It applies the ABM, a management system developed by ATS, to enable these strategies, strive to outpace the growth of its chosen markets and drive year-over-year continuous improvement. To expand the Corporation’s reach, management is focused on the development of new markets and business platforms, expansion of service offerings, including digital tools, investment in innovation and product development, and disciplined acquisitions that strengthen ATS. The Corporation pursues all of its initiatives by using a strategic capital allocation framework aimed at driving the creation of long-term sustainable shareholder value.

With broad and in-depth knowledge across multiple industries and technical fields, ATS delivers custom automation solutions to customers designed to meet their volume and throughput requirements, lower their production costs, accelerate product delivery, and improve quality and quality control. ATS engages with customers on both greenfield programs, such as equipping new factories, and brownfield programs including capacity expansions, production relocations, equipment upgrades, software upgrades, efficiency improvements and factory optimizations. ATS is also building out its standard products and equipment portfolio and adding services and digital capabilities while growing its levels of reoccurring revenues. ATS is focused on expanding its market reach through its capabilities where high-value applications that are complex to manufacture and where quality is critical, align well with its strengths. ATS is selective in its choice of markets and favours regulated industries where quality and reliability are mandatory. ATS and its subsidiaries serve customers in the following markets: (a) life sciences, (b) consumer products, (c) food & beverage, (d) energy, and (e) transportation.

Life sciences includes automation solutions for high performance medical devices and hand-held and on-body monitoring devices, automated solutions for assay and chip assembly that deliver reliable test results and diagnoses, general pharmaceuticals and radiopharmaceuticals, and automation solutions for large and small scale pharmacy and laboratory operations. ATS is able to offer a unique value proposition through automation and scalability and end-to-end manufacturing capabilities to deliver a customer-centric approach with a global reach.

Consumer products includes automation solutions for the production and packaging of personal care items, cosmetics, and household goods, as well as technologies that support warehouse packaging automation and distribution for retail and e-commerce channels. ATS leverages modular, high-speed platforms to deliver systems that enhance throughput, ensure quality, and optimize supply chain execution across a wide variety of consumer applications.

Food & beverage includes automation solutions for food processing and packaging, including comprehensive solutions for fresh food packaging and inspection and convenience food preparation, utilization of filling technologies for a wide range of beverages, optical sorting, X-Ray and vision technology to specialize in inspection and quality control for varied food products, and high-speed and high precision applications for packaging solutions. Within the food & beverage vertical, ATS is focused on increasing and improving service levels to support customer demand, differentiating from competitors through continued innovation and new capabilities and broadening global reach by expanding into new markets or penetrating further into existing markets.

Energy includes nuclear, solar and other green energy applications. Within nuclear, ATS supports design and the commissioning of new reactor builds, refurbishment, operational maintenance, and decommissioning activities across Canada Deuterium Uranium (CANDU) reactors, small modular reactors (SMRs) and large-scale nuclear reactors. ATS develops and delivers specialized systems to support customers in the Corporation’s areas of specialization, including tubing, handling, nuclear fuel fabrication, factory automation of modular assemblies for new nuclear builds and nuclear waste handling. ATS is well positioned to serve as a strategic partner from the concept and design phases all the way to execution, with a focus on improving safety and reducing manual intervention in complex, regulated environments. ATS also has automation capabilities for stationary fuel cells used in industrial and grid backup and energy storage applications. ATS also supports customers in the oil and gas space.

Transportation includes automation solutions that support the assembly and testing of automotive components and systems, primarily for electric vehicles. Although transportation represents a smaller portion of ATS’ business compared to several years ago, ATS continues to execute on projects where its specialized capabilities add value to specific customer solutions, including the need for volume and throughput requirements. Such projects include the specialized systems for the assembly and automation of battery modules and packs, motors, rotors and axels for electric vehicles, where the Corporation’s capabilities and customers’ needs align.

ATS engages at varying points in customers’ automation cycles. During the pre-automation phase, ATS offers comprehensive services, including discovery and analysis, concept development, simulation and total cost of ownership modeling, all of which help customers to verify the feasibility of different types of automation, set objectives for factors such as line speed and yield, assess production processes for manufacturability and calculate the total cost of ownership.

For customers that have decided to proceed with an automation project, ATS offers specialized equipment for specific applications and markets, as well as automation and integration services, including engineering design, prototyping, process verification, specification writing, software and manufacturing process controls development, equipment design and build, standard automation products/platforms, third-party equipment qualification, procurement and integration, automation system installation, product line commissioning, validation and documentation. Following the installation of custom automation, ATS may supply duplicate or similar automation systems that leverage engineering design completed in the original customer program. For customers seeking complex equipment production or build-to-print manufacturing, ATS provides value engineering, supply-chain management, integration and manufacturing capabilities, and other automation products and solutions.

Post-automation, ATS offers services including training, process optimization, preventative maintenance, emergency and on-call support, spare parts, retooling, retrofits and equipment relocation. Service agreements are often entered into at the time of new equipment sale or are available on an after-market basis on installed equipment. ATS offers a number of software and digital solutions to its customers, including connected factory floor management systems to capture, analyze and use real-time machine performance data to quickly and accurately troubleshoot, deliver process and product solution improvements, prevent equipment downtime, drive greater operational efficiency and unlock performance for sustainable production improvements.

Contract values for individual automation systems vary depending on the nature and complexity of the system and are often in excess of $1 million, with some contracts for enterprise-type programs well in excess of $10 million. Due to the custom nature of certain projects, contract durations vary, with typical durations for such projects ranging from six to 12 months, and some larger contracts extending to 18 to 24 months and beyond. Contracts for pre- and post-automation services range in value and can exceed $1 million with varying durations, and can sometimes extend over several years. Contracts for other products range in value and duration, depending on their nature.

Further information regarding the Corporation and its business is set out in the AIF and the materials incorporated by reference herein. See “Documents Incorporated by Reference”.

RECENT DEVELOPMENTS

There have been no material developments in the business of the Corporation since the date of the Interim Financial Statements which have not been disclosed in this Prospectus or the documents incorporated by reference herein.

PLAN OF DISTRIBUTION

The plan of distribution with respect to an offering of Securities under this Prospectus will be described in the Prospectus Supplement for the applicable distribution of Securities.

SELLING SECURITYHOLDERS

Securities may be sold under this Prospectus by way of a secondary offering by one or more selling securityholders. The terms under which the Securities will be offered by selling securityholders and information regarding such selling securityholders will be described, as required under applicable securities laws, in the applicable Prospectus Supplement.

USE OF PROCEEDS

The Securities offered by this Prospectus may be offered from time to time at the discretion of the Corporation in one or more series or issuances. The net proceeds derived from the issue of the Securities, or any one of them, under any Prospectus Supplement will be the aggregate offering amount thereof less any commission and other issuance costs paid in connection therewith. The net proceeds cannot be estimated as the amount thereof will depend on the number and price of the Securities issued under any Prospectus Supplement. The Corporation will set forth information on the use of net proceeds from the sale of Securities offered under this Prospectus in a Prospectus Supplement relating to the specific offering. The Corporation will not receive any proceeds from the sale of Securities offered by a selling securityholder.

All expenses relating to an offering of the Securities and any compensation paid to underwriters, dealers, or agents, as the case may be, will be paid out of the proceeds from the sale of such Securities, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE RATIO

Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to the issuance of Debt Securities.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the consolidated capitalization of the Corporation since the date of the Interim Financial Statements, which have not been disclosed in this Prospectus or the documents incorporated by reference herein.

Disclosure regarding the consolidated capitalization of the Corporation will be set forth in the applicable Prospectus Supplement for any Securities offered pursuant to this Prospectus.

PRICE RANGE AND TRADING VOLUME

Information regarding trading price and volume of the Securities will be provided as required for all of the Corporation’s issued and outstanding Securities that are listed on any securities exchange, as applicable, in each Prospectus Supplement.

PRIOR SALES

Information regarding prior sales of Securities will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

RISK FACTORS

An investment in the Securities is subject to certain risks. Before deciding whether to invest in any of the Securities, investors should carefully consider the risks relating to ATS in the information incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference), including those risks set forth in our AIF, Annual MD&A and Interim MD&A (and subsequently filed versions of such documents incorporated by reference). Investors should also carefully consider any additional risk factors described in the applicable Prospectus Supplement (and the information incorporated by reference therein) relating to a specific offering of Securities.

Some of the risk factors described in the documents incorporated by reference herein, including the applicable Prospectus Supplement, are interrelated and, consequently, investors should treat such risk factors as a whole. If any event arising from these risks occurs, the Corporation’s business, prospects, financial condition, results of operations and cash flows, and the prospective investor’s investment in the Securities could be materially adversely affected. Additional risks and uncertainties of which the Corporation currently is unaware of or that are unknown or that it currently deems to be immaterial could have a material adverse effect on its business, financial condition and results of operation. The Corporation cannot provide any assurances that it will successfully address any or all of these risks.

DESCRIPTION OF COMMON SHARES

The following is a summary of the material attributes and characteristics of the Common Shares that may be issued from time to time under a Prospectus Supplement. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles, which are available electronically on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov.

Our authorized share capital consists of an unlimited number of Common Shares, without par value. As of April 24, 2026, 98,114,232 Common Shares are issued and outstanding.

Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Shareholders are entitled to dividends if, as and when declared by the board of directors of the Corporation. Shareholders are entitled upon liquidation, dissolution, or winding-up of the Corporation to receive the remaining assets of the Corporation available for distribution to shareholders. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Further information relating to the Common Shares is set out in the Corporation’s current AIF which is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of Debt Securities. The particular terms and provisions of Debt Securities offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in such Prospectus Supplement.

The Debt Securities may be issued in series under one or more trust indentures to be entered into between the Corporation and a financial institution authorized to carry on business as a trustee. Each such trust indenture, as supplemented or amended from time to time, will set out the terms of the applicable series of Debt Securities. To the extent applicable, the trust indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the indenture to be entered into, if applicable, has been or will be filed with the SEC as an exhibit to the U.S. Registration Statement. In addition, when entered into, a copy of any such trust indenture will be available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

The statements in this Prospectus relating to any trust indenture and the Debt Securities to be issued under it are summaries of anticipated provisions of an applicable trust indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such trust indenture, as applicable.

Each trust indenture may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation. Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. The Debt Securities will be direct obligations of the Corporation. The Debt Securities will be senior or subordinated indebtedness of the Corporation and may be secured or unsecured as described in the relevant Prospectus Supplement.

Any Prospectus Supplement for Debt Securities will contain the terms and other information with respect to the Debt Securities being offered, including some or all of the following:

•	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

•	the currency for which the Debt Securities may be purchased and the currency in which the principal and any interest are payable;

•	the percentage of the principal amount at which such Debt Securities will be issued;

•	the date or dates on which such Debt Securities will mature;

•

the rate or rates (or the manner of calculating the rate or rates) at which the offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•

the right, if any, of the Corporation to redeem the series of the Debt Securities, in whole or in part, at its option and the period or periods within which, the price or prices at which and any terms and conditions upon which, the series of the Debt Securities may be so redeemed, pursuant to any sinking fund or otherwise;

•

the obligation, if any, of the Corporation to redeem, purchase or repay the series of the Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, the date or dates on which, and any terms and conditions upon which, the series of the Debt Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•	any exchange or conversion terms;

•	any terms for subordination of the Debt Securities;

•	whether the Debt Securities will be secured by any assets or guaranteed by any subsidiaries of the Corporation;

•

whether such Debt Securities are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any events of default or covenants with respect to the Debt Securities;

•	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	applicable material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Debt Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities;

•	any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or any other agent with respect to the series of the Debt Securities; and

•	any other material terms and conditions of the series of the Debt Securities.

If any Debt Securities being offered will be guaranteed by one or more subsidiaries of the Corporation, the Prospectus Supplement relating to such offering will include the credit supporter disclosure about the guarantors required by section 12.1 of Form 44-101F1 or, if applicable, will disclose that the Corporation is relying on an exemption in item 13 of Form 44-101F1 from providing such credit supporter disclosure. The Corporation has filed with this Prospectus the undertaking in respect of credit supporter disclosure required by paragraph 4.2(a)(ix) of National Instrument 44-101 – Short Form Prospectus Distributions to provide and file the periodic and timely disclosure in respect of any credit supporter similar to the disclosure required under section 12.1 of Form 44-101F1 unless the Corporation is relying on an exemption in item 13 of Form 44-101F1.

The Corporation may amend any indenture and the Debt Securities without the consent of the holders of the Debt Securities in certain circumstances including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Debt Securities. A more detailed description of the amendment provisions will be included in the applicable Prospectus Supplement.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue Subscription Receipts, separately or together, with Common Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that we may offer pursuant to this Prospectus.

Subscription Receipts will be exchangeable, for no additional consideration, into Common Shares, Debt Securities, Warrants or Units upon the satisfaction of certain conditions. The Subscription Receipts will be issued under one or more subscription receipt agreements, in each case between the Corporation and a subscription receipt agent determined by the Corporation. A copy of any such subscription receipt agreement will be available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be outlined in the applicable Prospectus Supplement. This description will include some or all of the following:

•	the aggregate number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered;

•	terms and conditions to the exchange of Subscription Receipts into Common Shares, Debt Securities, Units or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, Debt Securities, Units or Warrants;

•	the number of Common Shares, Units or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the aggregate principal amount, currency or currencies, denominations, and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, Debt Securities, Units or Warrants;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	applicable material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Subscription Receipts;

•	any other rights, privileges, restrictions, and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the applicable Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the Securities subject to the Subscription Receipts.

Such subscription receipt agreement will also specify that we may amend any subscription receipt agreement and the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not materially and adversely affect the interests of the holder.

DESCRIPTION OF WARRANTS

We may issue Warrants to purchase Common Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus. The Prospectus Supplement relating to any Warrants offered will include specific terms and provisions of the Warrants being offered thereby, and the extent to which the general terms and provisions described below may apply to them.

Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. A copy of any such warrant indenture will be available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

Notwithstanding the foregoing, we will not offer Warrants for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the Commissions in each of the provinces and territories of Canada where the Warrants will be offered for sale.

The particular terms and provisions of Warrants offered by this Prospectus will be described in the Prospectus Supplement filed in respect of such Warrants. This description will include some or all of the following:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the designation, number and terms of the Common Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange, or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	applicable material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Warrants;

•	whether such Warrants will be listed on any securities exchange; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants. We may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each of the Securities included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The particular terms and provisions of Units offered by any Prospectus Supplement, including the currency in which the Units are issued and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

The particular terms and provisions of Units offered by this Prospectus will be described in the Prospectus Supplement filed in respect of such Units, which will include some or all of the following:

•	the aggregate number of Units offered;

•	the price at which the Units will be offered;

•	the designation, number and terms of the Securities comprising the Units;

•	whether the Units will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	terms applicable to the gross or net proceeds from the sale of the Units plus any interest earned thereon;

•	the date on and after which the Securities comprising the Units will be separately transferable;

•	whether the Securities comprising the Units will be listed on any securities exchange;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Units;

•	applicable material Canadian federal income tax consequences and U.S. federal income tax consequences of owning the Units; and

•	any other material terms and conditions of the Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of applicable Securities.

In addition, the applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada and who acquires any Securities offered thereunder, including whether the payments of dividends on Common Shares or payments of principal, premium, if any, and interest on Debt Securities will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986, as amended), including, to the extent applicable, such consequences relating to Debt Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

LEGAL MATTERS

Certain legal matters related to Canadian law with respect to the Securities offered by this Prospectus will be passed upon on our behalf by Borden Ladner Gervais LLP. Certain legal matters related to United States law with respect to the Securities offered by this Prospectus will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

WELL-KNOWN SEASONED ISSUER

This Prospectus constitutes a “WKSI base shelf prospectus” (as defined in NI 44-102) and has been filed under Part 9B of NI 44-102. Pursuant to Part 9B of NI 44-102, certain “eligible issuers” that are “well-known seasoned issuers” (each as defined in NI 44-102) are permitted to file a WKSI base shelf prospectus and, subject to the satisfaction of certain conditions, a receipt will be deemed to be issued by the applicable securities regulatory authorities for such WKSI base shelf prospectus immediately upon filing, without review by such applicable securities regulatory authorities or the requirement to file and obtain a receipt for a preliminary short form base shelf prospectus. WKSI base shelf prospectuses are also exempt from certain disclosure requirements under NI 44-102 that would otherwise apply to a final short form base shelf prospectus.

The Corporation has determined that it qualifies as an “eligible issuer” and a “well-known seasoned issuer” under NI 44-102 as of the date hereof. As of April 24, 2026, the Corporation’s “qualifying public equity” (as defined in NI 44-102) was $3,429,220,738, which exceeds the threshold amount referred to in subparagraph (a)(i) of the definition of “well-known seasoned issuer” in NI 44-102.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada, 320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6.

EXPERTS

The Annual Financial Statements, incorporated in this Prospectus, and the effectiveness of the Corporation’s internal control over financial reporting as of March 31, 2025, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Ernst & Young LLP is independent with respect to the Corporation in the context of the CPA Code of Professional Conduct of the Chartered Professional Accountants of Ontario.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under section 136 of the Business Corporations Act (Ontario) and the by-laws of the Registrant, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, but shall not indemnify an individual unless (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions in (i) and (ii) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

* * *

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

The exhibits listed in the exhibit index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process is being filed concurrently herewith.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Annual information form of the Registrant for the year ended March 31, 2025 (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to the Annual Report on Form 40-F of the Registrant filed with the Securities and Exchange Commission on May 29, 2025 (File No. 001-41713) (the “Form 40-F”)).

4.2	Annual audited consolidated financial statements of the Registrant for the years ended March 31, 2025 and 2024, together with the notes thereto and the auditor’s reports thereon dated May 29, 2025 (incorporated by reference to Exhibit 99.3 to the Form 40-F).

4.3	Management’s discussion and analysis of the Registrant for the fiscal year ended March 31, 2025 (incorporated by reference to Exhibit 99.2 to the Form 40-F).

4.4	Management information circular dated June 18, 2025 for the annual and special meeting of shareholders of the Registrant held on August 7, 2025 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of the Registrant filed with the Securities and Exchange Commission on July 7, 2025 (File No. 001-41713)).

4.5	Unaudited interim condensed consolidated financial statements of the Registrant for the three and nine months ended December 28, 2025 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of the Registrant filed with the Securities and Exchange Commission on February 4, 2026 (File No. 001-41713)).

4.6	Management’s discussion and analysis of the Registrant for the three and nine months ended December 28, 2025 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of the Registrant filed with the Securities and Exchange Commission on February 4, 2026 (File No. 001-41713)).

4.7	Material change report of the Registrant dated July 8, 2025 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of the Registrant filed with the Securities and Exchange Commission on July 9, 2025 (File No. 001-41713)).

4.8	Material change report of the Registrant dated December 17, 2025 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of the Registrant filed with the Securities and Exchange Commission on December 19, 2025 (File No. 001-41713)).

4.9	Material change report of the Registrant dated January 23, 2026 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of the Registrant filed with the Securities and Exchange Commission on January 26, 2026 (File No. 001-41713)).

5.1	Consent of Ernst & Young LLP.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

7.1	Form of Indenture.

107	Calculation of Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Canada, on April 27, 2026.

ATS CORPORATION

By:	/s/ Anne Cybulski
	Name:	Anne Cybulski
	Title:	Interim Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints William Douglas (Doug) Wright, Anne Cybulski and Gordon Raman, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ William Douglas (Doug) Wright William Douglas (Doug) Wright	Chief Executive Officer (Principal Executive Officer and Director)	April 27, 2026

/s/ Anne Cybulski Anne Cybulski	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	April 27, 2026

/s/ Michael E. Martino Michael E. Martino	Chairman of the Board of Directors	April 27, 2026

/s/ Daniel Pryor Daniel Pryor	Director	April 27, 2026

/s/ Joanne S. Ferstman Joanne S. Ferstman	Director	April 27, 2026

/s/ Kirsten Lange Kirsten Lange	Director	April 27, 2026

/s/ Avik Dey Avik Dey	Director	April 27, 2026

/s/ Sharon C. Pel Sharon C. Pel	Director	April 27, 2026

/s/ Philip B. Whitehead Philip B. Whitehead	Director	April 27, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on April 27, 2026.

AUTOMATION TOOLING SYSTEMS ENTERPRISES, INC.

By:	/s/ Gordon Raman
	Name:	Gordon Raman
	Title:	Chief Legal Officer